STANDARD COMMERCIAL CORPORATION                                       EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)


                                                                 Second quarter ended          Six months ended
                                                                         September 30              September 30
                                                                    1996         1995         1996         1995
                                                                    ----         ----         ----         ----
PRIMARY EARNINGS PER SHARE

Income (loss) from continuing operations.....................      $2,911      $(3,175)      $4,419      $(9,430)
Less - ESOP preferred stock dividends net of tax.............        (116)        (120)        (231)        (241)
                                                              --------------------------------------------------
Income (loss) from continuing operations
     applicable to common stock..............................       2,795       (3,295)       4,188       (9,671)
Income (loss) from discontinued operations...................           -        3,751            -         (749)
                                                              --------------------------------------------------

Net income (loss) applicable to common stock.................      $2,795       $  456       $4,188     $(10,420)
                                                              ==================================================

Primary average shares outstanding...........................   9,264,010    8,887,613    9,215,826    8,842,626
                                                              ==================================================

Earnings (loss) per common share
     - from continuing operations............................       $0.30       $(0.37)       $0.45       $(1.09)
     - from discontinued operations..........................           -         0.42            -        (0.09)
                                                              --------------------------------------------------

     - net...................................................       $0.30        $0.05        $0.45       $(1.18)
                                                              ==================================================

FULLY DILUTED EARNINGS PER SHARE

Income (loss) from continuing operations
     applicable to common stock..............................      $2,795      $(3,295)      $4,188      $(9,671)
Add   - after-tax interest expense on 7 1/4%
         convertible subordinated debentures.................         825          825        1,650        1,650
      - dividends payable to ESOP assuming
         conversion to common stock..........................           -            -            -            -
                                                              --------------------------------------------------
Adjusted income (loss) from continuing operations............       3,620       (2,479)       5,838       (8,021)
Income (loss) from discontinued operations...................           -        3,751            -         (749)
                                                              --------------------------------------------------

Net income (loss) applicable to common stock.................      $3,620       $1,281       $5,838      $(8,770)
                                                              ==================================================

Primary average shares outstanding...........................   9,264,010    8,887,613    9,215,826    8,842,626
Increase in shares outstanding assuming
     - conversion of 7 1/4% convertible subordinated
        debentures at November 13, 1991......................   2,257,115    2,169,129    2,257,115    2,169,129
     - conversion of ESOP convertible
        preferred stock at July 1, 1993......................     268,334      269,219      263,113      265,065
                                                              --------------------------------------------------

Fully diluted average shares outstanding.....................  11,789,459   11,325,961   11,736,054   11,276,820
                                                              ==================================================

Earnings (loss) per common share
     - from continuing operations............................       $0.31       $(0.22)        $0.50      $(0.71)
     - from discontinued operations..........................           -         0.33             -       (0.07)
                                                              --------------------------------------------------

     - net...................................................       $0.31        $0.11         $0.50      $(0.78)
                                                              ==================================================


*Calculation of fully diluted earnings per share includes adjustments which are antidilutive. Therefore, no fully diluted earnings per share are shown on the face of the income statement.